Exhibit 23

Consent of Independent Registered Public Accounting Firm

Clean Diesel Technologies, Inc.

Ventura, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-181443 and 333-183204) and Form S-8 (Nos. 333-182009, 333-151777, 333-117057, 333-16939, and 333-33276) of Clean Diesel Technologies, Inc. of our report dated March 31, 2014, relating to the consolidated financial statements of Clean Diesel Technologies, Inc., which appears in this Form 10-K. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ BDO USA, LLP

BDO USA, LLP

Los Angeles, California

March 31, 2014